EXHIBIT 10.17

SECOND AMENDMENT TO THE
SCI 401(k) RETIREMENT SAVINGS PLAN

WHEREAS, Service Corporation International (the “Employer”) adopted a restatement of the SCI
401(k) Retirement Savings Plan (the “Plan”) effective as of January 1, 2016 and a subsequent First
Amendment; and

WHEREAS, the Employer has the ability to amend the Plan pursuant to Article 11.1; and

WHEREAS, the Employer now desires to amend the Plan to exclude certain compensation for purposes of allocating 401(k) Contributions;

NOW, THEREFORE, the Employer hereby amends the Plan in the following respects, effective as of
January 1, 2017:

1.    Section 1.33(b) of the Plan is amended to read as follows:

(b) Compensation Used for Elective Deferral Purposes. In determining Elective Deferrals, the term Compensation means the Code §415 Safe Harbor Compensation paid or made available to the Participant during the Plan Year, including Elective Contributions, and excluding (1) Code §414(s) Safe Harbor Exclusions (including, but not limited to, fringe benefit payments such as car allowances, benefit premium credits, house allowances, and nontaxable earnings); (2) amounts received prior to the date the Employee becomes a Participant in the Elective Deferral Component of the Plan; (3) Differential Wage Payments; (4) short-term disability payments paid by a third party administrator; and (5) pay advances.

2.    In all other respects, the terms of this Plan are hereby ratified and confirmed.

IN WITNESS WHEREOF, the Employer has caused this Second Amendment to be executed in duplicate counterparts, each of which shall be considered as an original, as of the date indicated below.

SERVICE CORPORATION INTERNATIONAL

/s/ Margarett Farrell            By: /s/ Gregory T. Sangalis
Witness                    Gregory T. Sangalis
Title: Senior Vice President General Counsel and Secretary

Date: February 14, 2017